Exhibit 2.1

State of Delaware

Secretary of State

Division of Corporations

DELIVERED 11:52 11M 06/28/2010

FILED 11:52 11M 06/28/2010

SRV 100694905 - 4825424 FILE

CERTIFICATE OF INCORPORATION OF

Biotronix Corporation

FIRST. The name of the corporation is Biotronix Corporation.

SECOND. Its registered office in the State of Delaware is located at 1521 Concord Pike, Suite 301, in the City of Wilmington, County of New Castle, Zip Code 19803. The registered agent in charge thereof is United States Corporation Agents, Inc, THIRD The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH.: The total number of shares of all classes of stock which the corporation shall have authority to issue is 30,000,000, of which 25,000,000 shares of par value $0.0001 per share shall be designated as Common Stock and 5,000,000 shares of par value $0.0001 per share shall be designated Preferred Stock. Shares of Preferred Stock may be issued one or more series from time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution the designations and the powers, preferences and rights, and the qualifications limitation and restrictions thereof, which are permitted by the Delaware General Corporation Law, or the share of each series of Preferred Stock.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority outstanding shares of each series, voting together as a single class

FIFTH. The incorporator of the corporations is LegalZoom.com, Inc. 7083 Hollywood Blvd, Suite 180, Los Angeles CA 90028,

SIXTH. The board of directors of the corporation is expressly authorized to adopt, amend or repeals bylaws of the corporation.

SEVENTH. Election of directors need not be written ballot except and to the extent provided in the bylaws of the corporation.

EIGHT. The personal of the liability of the directors of the corporation for monetary damages for breach of fiduciary duty shall be eliminated to the fullest extent permissible under Delaware law. The corporation is authorized to indemnify its directors and officers to the fullest extent permissible under Delaware law.

IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate of Incorporation on the date below.

Date June 25, 2010

LegalZoom, Inc. Incorporator

By:

Sheila Dang, Asst. Secretary